Exhibit 99.1

CHENIERE ENERGY, INC. & CHENIERE ENERGY PARTNERS, L.P. JOINT

NEWS RELEASE

CONTACTS:
Cheniere Energy, Inc.
Cheniere Energy Partners, L.P.
Christina Cavarretta
Manager Investor Relations
713-265-0208

Cheniere Announces Exercise of Over-Allotment Option on Cheniere Energy

Partners, L.P. Initial Public Offering

Houston, Texas – April 19, 2007— Cheniere Energy, Inc. (AMEX: LNG) and Cheniere Energy Partners, L.P. (AMEX: CQP) announced today that the underwriters of the Cheniere Energy Partners, L.P. initial public offering have exercised their over-allotment option for 2,025,000 common units, which resulted in net proceeds of approximately $39,400,000 to the selling unitholder, Cheniere LNG Holdings, LLC, a wholly-owned subsidiary of Cheniere Energy, Inc.

On March 26, 2007, Cheniere Energy Partners, L.P. and Cheniere LNG Holdings, LLC sold 13,500,000 common units at $21.00 per unit. Citi, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse Securities (USA) LLC acted as joint book-running managers and representatives of the underwriters. In addition, RBC Capital Markets Corporation, Sanders Morris Harris Inc., Stifel, Nicolaus & Company, Incorporated, Howard Weil Incorporated, Pritchard Capital Partners LLC and FIG Partners, LLC Energy Capital Group acted as co-managers for the offering.

This announcement does not constitute an offer to sell, or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Cheniere Energy, Inc. is developing a network of three LNG receiving terminals and related natural gas pipelines along the Gulf Coast of the United States. The three terminals will have an aggregate send-out capacity of 9.9 billion cubic feet per day. Cheniere is pursuing related LNG business opportunities both upstream and downstream of the terminals. Cheniere is also the founder and holds a 30% limited partner interest in a fourth LNG receiving terminal. Additional information about Cheniere Energy, Inc. may be found on its website www.cheniere.com.

Cheniere Energy Partners, L.P. owns 100 percent of the Sabine Pass LNG receiving terminal currently being constructed in western Cameron Parish, Louisiana on the Sabine Pass Channel. Additional information about Cheniere Energy Partners, L.P. may be found on its website www.cheniereenergypartners.com.

This press release contains certain statements that may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding the Cheniere entities’ business strategy, plans and objectives and (ii) statements expressing beliefs and expectations regarding the development of the Cheniere entities’ LNG receiving terminal business. Although the Cheniere entities believe that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. The Cheniere entities’ actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere entities’ periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, the Cheniere entities do not assume a duty to update these forward-looking statements.